Exhibit 4.3

THE SYMBOL "****" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

August 26, 2010

CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

THIS CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (this “Agreement”) is made and entered into as of August 26, 2010 (the “Effective Date”), by and between IntelGenx Corp., a Canadian corporation (“IntelGenx”), and RedHill Biopharma Ltd., an Israeli company (“RedHill”). IntelGenx and RedHill each may be referred to herein individually as a “Party,” or collectively as the “Parties”.

WHEREAS, IntelGenx is the sole and exclusive owner of certain patents and other intellectual property relating to a certain Product (as such term is defined herein);

WHEREAS, the Parties wish to jointly undertake the further development of the Product, all as more fully set forth herein;

WHEREAS, subject to the terms and conditions set forth in this Agreement, IntelGenx wishes to license to RedHill and RedHill wishes to license from IntelGenx IntelGenx’ proprietary technology for use in connection with the sale and use of the Product;

WHEREAS, IntelGenx and RedHill wish to set forth in the Agreement the terms upon which IntelGenx may, enter into an agreement with [****] and/or any of its affiliates or sublicensees, for the purpose of permitting [****] to develop, commercialize, distribute or otherwise exploit the Product, Patents and/or Licensed Know How; and

WHEREAS, the license to be granted shall be granted on a worldwide basis all as more fully set out below.

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.           DEFINITIONS

1.1           “Affiliate” of a Party means any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party. For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” will mean the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of fifty percent or more of the voting securities of the other organization or entity or by contract relating to voting rights or corporate governance.

1.2            “Commercialization” shall mean the commercial distribution and/or commercial promotion of the Product for sale.

1.3           “Field of Use” means all indications, including, but not limited to, acute treatment of migraine attacks with or without aura, and all other therapeutic, diagnostic and other human and/or animal uses.

1.4           “Licensed Know-How” means all information (other than that contained in the Patents) whether patentable or not and physical objects related to the Product, including but not limited to Product data, Product-related results and information, including, but not limited to, clinical data, analytical test results, non-clinical pharmacology and safety data, other R&D data, Regulatory Documentation, manufacturing and formulation information of a like nature, all provided that the Licensed Know-How is known to, generated by, vested in (or licensed to) and/or controlled by IntelGenx, including, without limitation, the Licensed Know-How listed in Annex B of this Agreement.

1.5           “Marketing Approval” shall mean the obtaining of all necessary regulatory approvals (excluding the obtainment of pricing reimbursement approval) required from the applicable regulatory authority in the territory in order to commercially sell or market the Product for human consumption in such territory, and satisfaction of any related regulatory registration and notification requirements.

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1.6           “[****] Agreement” shall mean a binding definitive agreementthat becomes effective following the Effective Date between IntelGenx, RedHill and [****] and/or any of its Affiliates, for the purpose of permitting [****] and/or any of its Affiliates or sublicensees to exploit the Patents and the Licensed Know-How to develop, distribute or otherwise Commercialize the Product in the Field of Use. Notwithstanding the foregoing, in the event a binding term sheet or binding letter-of-intent in respect of a [****] Agreement (“Interim [****] Agreement”) is executed, the revenue sharing percentages under Section 8.4.3 shall be determined based on the date said Interim [****] Agreement becomes effective and the period during which a “[****] Agreement” may come into effect shall be extended to twelve (12) months following the Effective Date; provided that such agreement is consummated within such twelve (12) month period. For the avoidance of doubt, IntelGenx shall, at its sole discretion, have the right to assume a leadership role in any negotiations relating to any Interim [****] Agreement and shall have a casting vote in all decisions with respect thereto. RedHill shall, in all reasonable respects relating to any Interim [****] Agreement, cooperate with IntelGenx to the extent reasonably requested by IntelGenx and shall expeditiously execute any documents reasonably necessary to permit the Parties to enter into any agreement with [****] including but not limited to any Interim [****] Agreement.

1.7           “[****] Proceeds” shall mean all (i) amounts actually received by RedHill, IntelGenx and/or their respective Affiliates in respect of the sale of a Product by RedHill, IntelGenx and/or their respective Affiliates to [****] and/or any of its Affiliates or sublicensees, less, and following recovery of, Recognized Deductions and (ii) sales royalties, milestones, income and all cash or equivalents to which value can be assigned directly and/or indirectly actually received by RedHill, IntelGenx and/or their respective Affiliates from [****] and/or any of its Affiliates or sublicensees in respect of the Product.

Notwithstanding the foregoing, for the purposes of this definition, the transfer of a Product by RedHill or IntelGenx or one of their respective Affiliates to another Affiliate of RedHill or IntelGenx, as applicable, or to a sublicensee for resale is not a sale and in such cases, [****] Proceeds will be determined based on the amount received by RedHill or IntelGenx, as applicable, or such Affiliate in respect of the Product as sold by the Affiliate or sublicensee to independent third-parties, less Recognized Deductions.

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1.8            “Net Sales” means amounts actually received by RedHill or its Affiliates in respect of the sale of a Product by RedHill or its Affiliates, less, and following recovery of, the following items (collectively, the "Recognized Deductions") as considered under International Accounting Standards (IFRS):

(i)	allowances or credits granted to and taken by customers (including wholesalers) for rejections, returns (including as a result of recalls), and prompt payment and trade, cash and volume discounts or resulting from inventory management

(ii)	amounts incurred resulting from government mandated rebate programs (or any agency thereof);

(iii)	freight, transport, packing and insurance charges;

(iv)	taxes, including value added tax, tariffs or import/export or customs, duties;

(v)	rebates, charge backs and discounts paid or credited;

Notwithstanding the foregoing, for the purposes of this definition, the transfer of a Product by RedHill or one of its Affiliates to another Affiliate of RedHill or to a sublicensee for resale is not a sale and in such cases, Net Sales will be determined based on the amount received by RedHill or such Affiliate in respect of the Product as sold by the Affiliate or sublicensee to independent third-parties, less the Recognized Deductions.

1.9            “Patents” shall mean the patents listed in Annex A to this Agreement, as well as Product-related (a) U.S. patents and patent applications, (b) any substitutions, divisions, continuations, continuations-in-part (but only to the extent that they cover the same invention claimed in the foregoing), reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patents or patent applications, and (c) any foreign or international equivalent of any of the foregoing, of which IntelGenx is the owner, controller or licensee.

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1.10         “Product” shall mean Rizatriptan - selective 5-hydroxytriptamine1B/1D (5-HT1B/1D) receptor agonist formulation that is based on IntelGenx’ proprietary and patented VersaFilm oral drug delivery technology, in all doses and formulations whatsoever.

1.11         “Regulatory Authority” means any applicable government entity regulating or otherwise exercising authority with respect to the development and Commercialization of a Product.

1.12         “Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals (including all Marketing Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all supporting documents and all clinical studies and tests, including the manufacturing batch records for Product to be assigned, relating to a Product, and all data contained in any of the foregoing, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

1.13         “Sublicense” means a sublicense from RedHill to a third party under the License granted pursuant to this Agreement and the term “Sublicensee” shall be construed accordingly. Any Sublicense may include the right to grant further Sublicenses. However, in the event that IntelGenx and RedHill enter into a [****] Agreement, RedHill will not have rights to grant sublicenses and all sublicenses granted by RedHill shall terminate.

1.14         “Sublicense Sales Royalties” means sales royalties, milestones, income and all cash or equivalents to which value can be assigned directly and/or indirectly actually received by RedHill from third party marketing Sublicensees (and/or any further Sublicensees thereof) in respect of the Product.

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2.           LICENSE GRANT

2.1           Scope of License. Subject to all the terms and conditions of this Agreement, IntelGenx hereby grants to RedHill, an exclusive (including as to IntelGenx except as set forth in this Agreement), worldwide, perpetual (subject to termination in accordance with the terms hereof) license under the Patents and the Licensed Know-How, with such exclusivity being limited to the right to and for the sole purpose of co-developing, selling, offering for sale and importing Product, in the Field of Use (the “License”).

2.2           Sublicenses. The License granted to RedHill under this Agreement is Sublicensable (and further Sublicensable) in whole or in part, to third parties in arms length transactions. For the avoidance of doubt, RedHill shall, subject to the license grant provided herein, be entitled to conduct or to perform any activity in respect of the Product by means of any third party sub-contractor, and such conduct shall not be considered to be a grant of a Sublicense hereunder. RedHill shall give IntelGenx written notice of any intended Sublicense, including the name of the Sublicensee and the material terms thereof. IntelGenx shall have 30 days (or such shorter period as is reasonably specified by RedHill to address the exigencies of an agreement or negotiation with a Sublicensee) to deliver a notice that it does not approve the proposed Sublicense. In the event IntelGenx notifies RedHill that it does not approve the proposed Licensee the matter shall be presented to the Steering Committee for resolution and the provisions of Section 5.7 shall be applicable. If IntelGenx does not deliver a notice of disapproval within such 30 day period, then RedHill shall have the right to execute the Sublicense with the Sublicensee. IntelGenx agrees that it cannot unreasonably withhold, delay or condition approval to any proposed Sublicense hereunder. Any sublicense by the Parties of the rights granted to such Party under this Agreement shall be consistent with the terms of this Agreement, shall contain provisions necessary to effectuate the terms of this Agreement and shall include an obligation for the Sublicensee to comply with obligations similar to those of this Agreement. However, in the event that IntelGenx and RedHill enter into a [****] Agreement, RedHill will not have the right to grant sublicenses and all sublicenses granted by RedHill shall terminate.

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2.3           Registration. IntelGenx agrees that RedHill shall, subject to the express provisions of this Agreement pertaining to an agreement with [****], for the sole purpose of the fulfillment of the activities contemplated under the terms of this Agreement, have the right, on its own account, to register as the licensee of exclusive rights in, to and under the Patents and the Licensed Know-How and IntelGenx shall execute all pertinent documentation reasonably requested by RedHill and otherwise cooperate with RedHill in order to ensure such registration

2.4           Limitations on Other Licenses. During the term of this Agreement, IntelGenx shall not grant any rights or licenses to any Patents or Licensed Know-How, or transfer any data or know-how to any third party that conflict with IntelGenx’ obligations under this Agreement and the rights granted to RedHill under this Agreement.

2.5           Manufacturing. For the avoidance of doubt, IntelGenx reserves the right to grant manufacturing privileges for the Product, subject to approval by the Steering Committee as described in Section 5.6 below.

3.           DATA TRANSFER

3.1           Data Transfer. Upon and following the successful and valid execution of this Agreement and upon written request from RedHill, IntelGenx shall reasonably provide to RedHill, at no cost to RedHill, all the pertinent information it has about the Product including, but not limited to, all Patents, know-how, R&D data, past trials data, communications with Regulatory Authorities in the U.S., Europe and elsewhere, manufacturing, supply, external service and other contracts and any and all other information whatsoever that is relevant for the development, marketing approval, marketing and other Commercialization of the Product.

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3.2           Assistance. For the commercial manufacturing post-approval by the appropriate Regulatory Authorities, IntelGenx undertakes to reasonably assist in a technical transfer of Licensed Know-How to a contract manufacturing organization chosen by the Steering Committee.

4.           DEVELOPMENT RESPONSIBILITIES AND DECISION-MAKING

4.1           Co-Development. The Parties shall, following the Effective Date, undertake the co-development of the Product as more fully set forth hereinbelow.

4.2           IntelGenx Development Costs and Responsibilities. IntelGenx shall perform the development of the Product in accordance with the provisions of the development program, budget and time schedule attached hereto as Annex 4.2 (the “R&D Program”). The budget set forth in the R&D Program shall be referred to herein as the “R&D Budget”.

IntelGenx will be responsible for all the internal costs portion of the R&D Budget, as well as all those internal costs that exceed those set forth in the R&D Budget by up to 10%.

The R&D Program, including the R&D Budget shall be reviewed and approved in writing by the Steering Committee (as defined below) within sixty (60) days following the Effective Date. Thereafter, at least thirty days prior to the end of each calendar quarter during the term of the performance of the R&D Program, IntelGenx shall be required to provide the Steering Committee with (i) reasonably detailed quarterly reports regarding the progress of the R&D Program during the then-ending quarter vis-à-vis the R&D Program, including, without limitation, the R&D Budget applicable to such quarter, in a form and containing the substance to be agreed in advance by the Steering Committee and (ii) the reasonably detailed R&D Program and the R&D Budget for the immediately following quarter, all for review and prior written approval by the Steering Committee.

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For the avoidance of doubt, it is clarified that any deviation by IntelGenx from the R&D Program, including, without limitation, the R&D Budget shall require the prior written approval of the Steering Committee. It is clarified that other than as set forth in Section 4.3 below, RedHill shall not be required to make any additional payments to IntelGenx on account of development of the Product. It is further clarified that RedHill may cease the performance of any part or all of the R&D Program upon ten (10) days prior written notice to IntelGenx, without any penalty being imposed on RedHill whatsoever in respect of such cessation, and in such event, the remaining provisions of this Agreement shall remain in full force and effect, subject to the provisions hereof. In the event that following notice of RedHill's intent to cease performance of the entire R&D Program as aforesaid RedHill does not notify IntelGenx of its decision to revoke such notice and to continue with the R&D Program and in fact ceases the performance of the R&D Program for more than sixty (60) days, then all licenses granted to RedHill and Sublicenses granted by RedHill, shall subject to 16.3.1 terminate without penalty to IntelGenx and, for the avoidance of doubt, any ownership rights that RedHill may have to the project or Product including all Patents and Licensed Know-How, shall immediately be assigned to IntelGenx. Payment obligations by RedHill under this Agreement incurred and/or accrued prior to such termination would remain in effect until completed.

IntelGenx shall keep separate records of the expenses actually incurred by it in the conduct of the R&D Program and shall provide the Steering Committee with detailed quarterly reports of its expenses and any other information reasonably required by a member of the Steering Committee in connection therewith.

For the avoidance of doubt, it is clarified that (i) any in-licensing of third party technology by IntelGenx for the purposes of the performance of the R&D Program and/or (ii) any use of third party technology by IntelGenx for the purposes of the performance of the R&D Program, shall require the prior written agreement of RedHill, and shall not be in-licensed or used, as applicable, in the event that such prior written agreement of RedHill is not provided.

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RedHill’s representative(s) on the Steering Committee may, from time to time, request updates regarding the progress of the R&D Program, in addition to the periodic progress reports, and IntelGenx shall provide any additional update that RedHill’s representative(s) on the Steering Committee may reasonably request.

IntelGenx shall perform its obligations under the R&D Program in accordance with all applicable laws and regulations, and shall procure the receipt of all approvals and consents necessary for the performance of its obligations under the R&D Program.

IntelGenx shall only be entitled to subcontract its obligations to perform any item or task under the R&D Program to any third party after receipt of RedHill's project leader’s written approval not to be unreasonably withheld. The performance of any part of the R&D Program by any subcontractor shall not detract from IntelGenx’ responsibilities hereunder. Furthermore, in the event that IntelGenx shall subcontract any items under the R&D Program with an assigned value that exceeds [****], IntelGenx shall, prior to approving any such subcontract, provide RedHill with the proposal received in respect of such item(s) and RedHill shall have the right to comment on same at RedHill's discretion and shall be required to approve same in writing. .

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4.3           RedHill’s Costs and Responsibilities. RedHill shall be required to fund the external costs portion of the R&D Budget (as same are set forth in Annex 4.2) for the development of the Product in accordance with the provisions of the R&D Program, up to a maximum of US $[****] (USD[****]), in accordance with the actual progress in the various stages of the development of the Product. In addition, RedHill will be responsible for bearing and paying all those external costs that exceed those set forth in the R&D Budget of US $[****], as aforesaid, by up to 10%. Any such payments shall be subject to RedHill's approval and shall be made only after IntelGenx has provided RedHill with a copy of the relevant receipt from the subcontractor. Notwithstanding the foregoing, all fees and/or payment obligations due to any Regulatory Authority shall be the burden of the party to whom responsibility for Commercialization of the Product will be given pursuant to this Agreement. However, if a commercialization partner is not secured by RedHill before December 31, 2011 (“PDUFA Deadline”), such partner subject to IntelGenx’ approval, such approval not to be unreasonably withheld or delayed, RedHill shall become financially responsible for the fees associated with a US FDA regulatory filing if and when such PDUFA Fee becomes due (“PDUFA Fee”), and the Revenue Share under Section 8.3 shall be 20% until such time as RedHill has recovered such PDUFA Fee plus interest at the rate of ten (10) percent per annum from the date the PDUFA Fee is paid by RedHill, and thereafter the Revenue Share under Section 8.3 shall be 40%. For the avoidance of doubt, RedHill shall not be responsible financially or otherwise for any fees and/or payment obligations due to any Regulatory Authority, except under the scenario just described and in the event the Product is marketed by RedHill or one of its Affiliates unless otherwise mutually agreed and IntelGenx shall not be responsible financially or otherwise for any fees and/or payment obligations due to any Regulatory Authority unless otherwise mutually agreed by the parties. Notwithstanding the foregoing, in the event that RedHill itself becomes financially responsible for the PDUFA Fee as specified above, and informs IntelGenx, with such notice to be written and provided to IntelGenx by the latter of the PDUFA Deadline or immediately, following a successful completion of the NDA-enabling pivotal study (including full post-study analysis clearly confirming that the study’s endpoints have been met), that it does not intend to pay the PDUFA Fee, IntelGenx may elect, for a period of 60 days starting on the date of such notice, to bear the burden of the PDUFA Fee by itself, in which case the Revenue Shares under Section 8.3 shall be [****] IntelGenx and [****] RedHill.

4.4           Expenses Exceeding R&D Budget. Any expenses exceeding the agreed R&D Budget by less than 10% must be authorized in advance and in writing by the Steering Committee. In the event of a deadlock at the Steering Committee on such matter, same shall be addressed as set forth in Section 5.6 below. In the event that the Parties foresee expenses exceeding the agreed R&D Budget by more than 10% (separately in respect of the internal and external costs), the Parties will discuss in good faith the necessary next steps that will be required and which each agrees to take in order to advance the development of the Product under these new circumstances. In the event that the Parties fail to reach an agreement in respect of such next steps within 21 days of first discussing same, the matter shall be resolved in accordance with the arbitration mechanism set forth in Section 17.3 below.

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4.5           Deductions. Any and all third party (government and/or other) financing, credits, rebates, reimbursements and the like received in respect of the development of the Product as of the Effective Date shall be proportionally deducted, on a pro-rata basis, from the Parties’ respective undertakings toward the internal (IntelGenx) and external (RedHill) costs of the R&D Program as set forth in the R&D Budget. For the avoidance of doubt, any and all discounts or other price reductions for the development of the Product, shall be fully reflected as such by reducing RedHill’s commitment to pay such external development costs.

4.6           Third Party Obligations. All royalty and other payment obligations existing under any agreement entered into by either Party with the approval of the Steering Committee or any other obligation undertaken by either Party with the approval of the Steering Committee, required to be paid to third parties in respect of the Commercialization of the Product shall be shared equally by the Parties. In addition, if additional license(s) to intellectual property (irrespective of whether such is the intellectual property covered herein or any other intellectual property) are necessary to enable the Parties to exercise the License, and the receipt of or license to use such additional intellectual property requires payment of royalties, settlement payments, awards or any other payments made to and taken by any third party on account of the use of such third party’s intellectual property shall be shared equally by the Parties.

4.8           Manufacturing Royalties. Any manufacturing royalties negotiated with and paid to either of the Parties by the contract manufacturer shall be shared equally by the Parties.

4.9           Ownership of Regulatory Application. If either IntelGenx or RedHill pay the PDUFA Fee as outlined in Section 4.3, the party paying the fees will file the application and act as the applicant during the regulatory review process. However, the NDA will be jointly owned by both IntelGenx and RedHill. For the avoidance of doubt, all aspects relating to any regulatory filing shall be controlled by the Steering Committee.

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5.           DECISION MAKING AND STEERING COMMITTEE

5.1           Within thirty (30) days following the Effective Date, the Parties shall establish a joint (50/50) steering committee (“Steering Committee”) comprising not less than four (4) members and no more than 6 members (excluding observers who are non-members), with at least two (2) being appointed and replaced by IntelGenx, of which one shall be the IntelGenx Project Leader, and at least two (2) being appointed and replaced by RedHill, of which one shall be the RedHill Project Leader. All such representatives shall be individuals of suitable authority and seniority with significant and relevant experience and expertise. Any appointment or replacement shall be notified to the other Party in writing.

5.2           The Steering Committee shall oversee the overall execution of the objectives of the development of the Product. In particular, the Steering Committee shall (i) monitor the progress of the R&D Program against the timeframe and budgets and any amendments agreed between the Parties, (ii) report on delays in the conduct of the R&D Program which would materially affect IntelGenx’ ability to successfully complete the R&D Program within the timeframe or budgets and (iii) determine whether corrective action is required. All aspects of the Steering Committee including but not limited to Steering Committee decisions shall be consistent with terms provided in any [****] Agreement.

5.3           The Project Leaders shall facilitate the flow of information and otherwise promote communications and collaboration within and among the Parties, the Steering Committee, and any other sub-committees or teams that the Steering Committee may appoint or constitute.

5.4           The Steering Committee shall meet at least monthly on the phone or in person at the offices of IntelGenx. Meetings shall be chaired alternatively by the IntelGenx Project Leader and the RedHill Project Leader. Each Party shall only be responsible for its own costs related to the Steering Committee and meetings. The Project Leader conducting the meeting also will be responsible for taking and distributing the minutes. At and between meetings of the Steering Committee, each Party shall keep the other fully and regularly informed as to its progress with its respective tasks and obligations under the Agreement.

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5.5           At each Steering Committee meeting, at least one (1) member appointed by each Party present in person or by telephone shall constitute a quorum. Each Party shall have equal voting power, whether represented by one or two committee members, on all matters before the Steering Committee.

5.6           Decision Making. The Parties hereto shall jointly take all key decisions regarding the development and Commercialization of the Product, subject to the following:

5.6.1           IntelGenx shall bear primary responsibility for the development of the Product and shall have a deciding vote on the Steering Committee (detailed below) in respect of development, regulatory and manufacturing decisions regarding the Product development, provided the decision does not deviate from the R&D Budget and is reasonable in accordance with industry standards.

5.6.2           RedHill shall bear primary responsibility for the licensing, Commercialization and partnering of the Product and shall have a deciding vote on the Steering Committee in respect of partnering/licensing/Commercialization decisions relating to the Product.

5.6.3           Notwithstanding the foregoing, or any text or content to the contrary provided for herein, during the period of nine (9) months following the Effective Date, IntelGenx shall have a deciding vote on the Steering Committee in respect of partnering/licensing/Commercialization decisions relating to a [****] Agreement and in the event a [****] Agreement is entered into during such nine (9) month period, IntelGenx shall bear primary responsibility for the licensing, Commercialization and partnering of the Product and shall have a deciding vote on the Steering Committee in respect of partnering/licensing/Commercialization decisions relating to the Product.

5.7           The Parties shall undertake their respective obligations under the R&D Program on a collaborative basis.  In case the Steering Committee cannot reach an agreement on a professional matter related to the development of the Product, the matter may be submitted by either Party to a third party expert for an additional expert opinion. In any event, IntelGenx shall have the deciding vote on matters pertaining to development, regulatory and manufacturing decisions and RedHill shall have the deciding vote on matters pertaining to partnering/licensing/Commercialization decisions, all as described in Section 5.6 above.

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5.8           The Steering Committee shall, among its other authorities, have the authority to establish and appoint sub-committees as the Steering Committee deems necessary. All decisions of a subcommittee are subject to approval by the Steering Committee. The Steering Committee may prescribe rules of procedure for the foregoing subcommittees. In the event that any such other subcommittees fail to reach agreement on an issue within its respective area of oversight, the matter shall be referred to the Steering Committee.

5.9           Unless otherwise expressly stated, nothing contained in this Agreement may be deemed to make any member of the Steering Committee a partner, agent or legal representative of the other, or to create any fiduciary relationship for any purpose whatsoever. No member of the Steering Committee shall have any authority to act for, or to assume any obligation or responsibility on behalf of, any other member of the Steering Committee, or the other Party.

6.           DILIGENCE

6.1           IntelGenx will make a good faith, continuous and diligent effort to allocate all appropriate resources to prepare, initiate and complete the clinical development of the Product and file an application for regulatory marketing approval in the United States in accordance with industry standards, and within the R&D Budget and the timeframe agreed for the R&D Program.

7.           REPORTS

7.1           IntelGenx shall keep RedHill informed with respect to activities and progress regarding the development, Marketing Approval and other approvals of Product.

7.2           RedHill agrees as follows:

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7.2.1           Commercialization Reports. Within 30 days following the close of each calendar quarter following the Effective Date, RedHill will provide IntelGenx with a quarterly report with respect to activities and progress regarding the Commercialization, sublicensing, and government approvals of Product.

7.2.2           First Commercial Sale Report. To report to IntelGenx the date of the first commercial sale of the Product, together with the name of the country in which such first commercial sale occurred

7.2.3           Revenue Reports. To deliver to IntelGenx a revenue report with respect to each calendar quarter within thirty (30) days of the expiration of such calendar quarter, detailing in a manner to be mutually agreed the following: the amount of Net Sales and Sublicense Sales Royalties received from Product, including the Recognized Deductions applicable in computing Net Sales and the deductions applicable in computing Sublicense Sales Royalties, and the total Royalties due based on Net Sales and Sublicense Sales Royalties. Within seven (7) days following receipt of such revenue report, IntelGenx shall issue an appropriate invoice to RedHill for payment of the amount due pursuant to such revenue report. RedHill shall remit payment within ten (10) business days following receipt of such invoice.

7.3           Any and all information, data or reports supplied by RedHill pursuant to the provisions of this Section 7 shall be treated as RedHill's Confidential Information.

7.4           If this Agreement is terminated for any reason, RedHill shall deliver a final report and associated revenue sharing payment to IntelGenx within sixty (60) days after such termination. Following termination, RedHill shall have no further reporting obligations.

8.           FINANCIAL PROVISIONS

8.1           Up-Front Payment. RedHill will pay IntelGenx a non-refundable one time up-front license fee in the amount of $[****] within seven (7) days following the Effective Date.

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8.2           Milestone Payments. RedHill will pay to IntelGenx the following non-refundable one-time milestone payments (such payments are due only once for the Product and are not payable per indication or per jurisdiction). Within thirty (30) days after first achievement of each of the applicable milestones for the Product (and not, for the avoidance of doubt, in respect of each indication of the Product to do so), as follows:

Milestone	Payment

[****]	[****]

Filing and acceptance of an New Drug Application (NDA) by the US FDA	$200,000

Marketing Approval of the Product by the US FDA	$500,000

Any R&D tax credits and all other tax or other credits that relate directly to development or R & D activities of the Product in Canada or anywhere else in the world (but not, for the avoidance of doubt, corporate tax credits) that are actually received by IntelGenx as a direct or indirect result of the funds provided or invested by RedHill, shall be deducted from the Milestone payments required to be paid by RedHill to IntelGenx, or if no Milestone payment is due and payable at such time, shall be transferred to RedHill within thirty (30) days following IntelGenx’ actual receipt of such tax credit.

8.3           Revenue Sharing. RedHill will pay IntelGenx an amount equal to (i) 20% of Net Sales if Product is marketed by RedHill or one of its Affiliates or (ii) 40% of Sublicense Sales Royalties actually received by RedHill if Product is marketed by Sublicensees; provided that the Revenue Share as aforesaid shall be 20% if RedHill does not become directly responsible for the Commercialization of the Product and pays the PDUFA Fee until such time as RedHill has recovered such costs, pursuant to Section 4.3 above (“Revenue Share”), in each case, after recovery by RedHill of all its commercially reasonable costs and expenses, not to exceed [****], incurred in connection with the partnering of the Product that are in excess of such costs and expenses of IntelGenx (as shown by appropriate evidence of payment).

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8.4           Notwithstanding, the foregoing, up until the receipt by RedHill of the first US $2,000,000 of Sublicense Sales Royalties, the Revenue Share percentage of Sublicense Sales Royalties to which IntelGenx shall be entitled and which RedHill shall pay IntelGenx, shall be 60% of Sublicense Sales Royalties actually received by RedHill (the “Initial Proceeds Split”) (after recovery of costs and expenses as aforesaid). For the avoidance of any doubt, the Initial Proceeds Split will only apply once for the Product, and not per indication, per territory or per Sublicensee. Notwithstanding the foregoing, and any text or content to the contrary herein, in the event that IntelGenx, pursuant to Section 4.3, becomes financially responsible for the PDUFA Fee, RedHill will pay IntelGenx pursuant to Section 4.3 above, an amount equal to 70% of Sublicense Sales Royalties. [****] Agreement. Notwithstanding anything to the contrary contained in this Agreement, in the event that IntelGenx and RedHill enter into a [****] Agreement the following shall apply:

8.4.1           All financial commitments of RedHill including, but not limited to, external development costs under Section 4.3 above and the final milestone payment pursuant to Section 8.2 above, in which RedHill is obligated to pay $0.5 million upon marketing approval will be cancelled and RedHill shall have no financial commitment whatsoever with respect to the project and/or the Product. All other milestone payments payable by RedHill shall remain in effect.

8.4.2           RedHill shall receive [****] of all [****] Proceeds until recovery by RedHill of all external costs and expenses of the R&D Program actually paid and/or incurred by RedHill following which revenues generated by the Product shall be payable to RedHill and IntelGenx as otherwise set forth in this Agreement.

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8.4.3           Except as set forth in Section 8.4.2 above, revenue sharing in respect of all [****] Proceeds shall be as follows:

(a)          In the event the [****] Agreement is signed and becomes effective within three (3) months following the Effective Date, revenue sharing as aforesaid shall be [****] in favor of IntelGenx.

(b)          In the event the [****] Agreement is signed and becomes effective between three (3) and six (6) months following the Effective Date, revenue sharing as aforesaid shall be [****] in favor of IntelGenx.

(c)          In the event the [****] Agreement is signed and becomes effective after six (6) months following the Effective Date, revenue sharing as aforesaid shall be [****] in favor of IntelGenx.

(d)          For the greater certainty, and solely for the purposes of determining the revenue sharing percentages under this section, the date an Interim [****] Agreement becomes effective  shall be the date of the [****] Agreement

8.4.4           The provisions of Sections 7.2, 7.3, 7.4, 8.5, 8.6, 8.7 and 9 shall apply, mutatis mutandis, to IntelGenx and it shall provide reports and make payments in respect of [****] Proceeds in accordance therewith. IntelGenx undertakes to use its best efforts to protect the vital interests of RedHill in decisions relating to a [****] Agreement.

8.4.5           [****] Proceeds shall be paid to IntelGenx. Disbursements to RedHill shall be due and payable to RedHill on a quarterly basis within fifteen (15) days following the end of the calendar quarter.

8.5          Due Dates for Payment. All payments due pursuant to the provisions of Section 8.3 above shall be due and payable to IntelGenx on a calendar quarterly basis within fifteen (15) days following the submission of the relevant quarterly revenue report but no earlier than ten (10) business days following receipt of the relevant invoice from IntelGenx

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8.6          Payment Method. Any amounts due to IntelGenx under this Agreement will be paid in U.S. dollars, by wire transfer in immediately available funds to an account designated in writing at least fifteen (15) days in advance by IntelGenx.

8.7          Currency; Foreign Payments. If any currency conversion will be required in connection with the calculation of any payment hereunder, such conversion will be made by using the exchange rate for the purchase of U.S. dollars as published in The Wall Street Journal, Eastern Edition, on the date of the payment.

8.8          Invoice; Approvals. All payments to be made by RedHill to IntelGenx hereunder shall be made against receipt of an appropriate invoice in respect of the amount of such payment. In the event any payment may require approval of any governmental authority, RedHill undertakes to promptly file for approval and in the event that such approval is not received by the due date of payment, RedHill undertakes to effectuate payment promptly following receipt of the necessary approval.

8.9          Taxes. RedHill may deduct from amounts it is required to pay IntelGenx pursuant to this Agreement an amount equal to that withheld for or due on account of any taxes (including VAT to the extent applicable, but other than taxes imposed on or measured by net income of RedHill) or similar governmental charge imposed by any jurisdiction based on such payments to IntelGenx (“Withholding Taxes”). RedHill will provide IntelGenx a certificate evidencing payment of any Withholding Taxes.

8.10        No Warranty.

8.10.1     For the avoidance of doubt, nothing contained in this Agreement shall be construed as a warranty by RedHill that any Commercialization to be carried out by it in connection with this Agreement will actually achieve its aims or any other results and RedHill makes no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such Commercialization. Furthermore, RedHill makes no representation to the effect that the Commercialization of the Product, or any part thereof, will succeed, or that it shall be able to sell the Product in any quantity.

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8.10.2     For the avoidance of doubt, nothing contained in this Agreement shall be construed as a warranty by IntelGenx that any clinical trials and/or any other activities required for an approval from any Regulatory Authority to market and/or sell the Product to be carried out in connection with this Agreement will actually achieve its aims or any other results and IntelGenx makes no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such activities. Furthermore, IntelGenx makes no representation to the effect that any clinical trials and/or any other activities required for an approval from any Regulatory Authority to market and/or sell the Product, or any part thereof, will succeed, or that RedHill shall be able to sell the Product in any quantity.

9.           RECORD RETENTION AND AUDIT

9.1          Record Retention. RedHill will maintain (and will ensure that its Affiliates maintain) complete and accurate books, records and accounts that fairly reflect Net Sales and Sublicense Sales Royalties, in sufficient detail to confirm the accuracy of any payments required hereunder, which books, records and accounts will be retained for two (2) years after the end of the period to which such books, records and accounts pertain.

9.2          Audit. IntelGenx will have the right, at its own cost, to have an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to RedHill and who agrees to be bound by a customary undertaking of confidentiality (including an undertaking not to disclose to IntelGenx any information other than the results of its audit), have access during normal business hours, and upon reasonable prior written notice, to RedHill’s records together with any disclosure necessary to explain the same as may be reasonably necessary to verify the accuracy of Net Sales, Royalties and Sublicense Sales Royalties, as applicable, for any fiscal year ending not more than 24 months prior to the date of such request; provided, however, that IntelGenx will not have the right to conduct more than one such audit in any calendar year or more than one such audit covering any given time period. Any such audit shall not unreasonably interfere with the business of RedHill and shall be completed within a reasonable time. Any amounts determined pursuant to any such audit to have been overpaid or underpaid shall promptly be refunded or paid as applicable. In the event that any such audit reveals an underpayment to IntelGenx of more than five percent (5%), RedHill shall reimburse IntelGenx for the expense of such audit. Notwithstanding the foregoing, in the event that RedHill disagrees with the conclusions of any such audit, the Parties shall submit such dispute to arbitration in accordance with Section 17.3 and no payment shall be made pursuant to this Section 9.2 pending the outcome of such arbitration. As a condition to such audit, the independent public accountant selected shall execute a written agreement, reasonably satisfactory in form and substance to both Parties, to maintain in confidence all information obtained during the course of any such audit except for disclosure as necessary for the above purpose and all reasonable documents will be delivered to the auditor under these confidential terms. Additionally no auditor may be employed on a contingency basis..

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9.3          Confidentiality. IntelGenx will treat all information subject to review under this Section 9 in accordance with the confidentiality provisions of Section 13 below.

10.         REPRESENTATIONS AND WARRANTIES

10.1        By Both Parties. Each Party hereby represents, warrants and covenants to the other Party as of the Effective Date as follows:

10.1.1           Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

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10.1.2           Consents and Approvals. Excluding any required regulatory approvals from Regulatory Authorities, and subject to the approvals referenced in Sections 8.8 and 8.9 above, such Party has obtained all necessary consents, approvals and authorizations from any federal, state provincial, local or foreign government or subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to any federal, state, provincial, local or foreign government with jurisdiction over the subject matter of the transactions and/or activities contemplated by this Agreement (“Governmental Authority”) and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder.

10.1.3           Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder, other than as described in the [****] Agreement, (a) do not conflict with or violate any requirement of applicable law or any provision of the articles of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound.

10.2        By IntelGenx. IntelGenx hereby further represents, warrants, and covenants to RedHill as of the Effective Date as follows:

10.2.1           IP Ownership. IntelGenx has the sole legal and/or beneficial title to and ownership of the Patents and to the Licensed Know-How as is necessary to grant the License to RedHill pursuant to this Agreement, and the Patents and the Licensed Know-How are free and clear of any liens, encumbrances or third party rights (including without limitation, the right to receive royalties or other compensation). Furthermore, IntelGenx undertakes that to the extent that RedHill, its Affiliates, or any Sublicensee requires a license under any additional patents or related rights controlled by IntelGenx other than the rights granted to IntelGenx as outlined in the agreement between [****] and IntelGenx dated December 18, 2009 (“[****]”) in order to use, sell, offer for sale or import Product, IntelGenx shall grant such a license to RedHill, its Affiliates, and any Sublicensee on a non-exclusive royalty-free basis.

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10.2.2           No Conflicting Grants. IntelGenx has not and during the term of this Agreement shall not, grant any rights to the Patents or the Licensed Know-How that conflict with the rights granted to RedHill hereunder, and no third party has any rights whatsoever (including the right to receive royalties or any other compensation) under the Patents or the Licensed Know-How for the Product.

10.2.3           Third Party Actions. The exercise of the License by RedHill will not, to the best of IntelGenx’ knowledge, infringe upon the patent or other intellectual property rights of any third party, and no actions, suits, claims, disputes, or proceedings concerning the Patents, the Licensed Know-How or the Product are currently pending or have been threatened, that could have an adverse effect on the Product or could impair IntelGenx’ ability to perform its obligations under this Agreement. Furthermore, there are no legal suits or proceedings by a third party (including without limitation employees or former employees of IntelGenx) contesting the ownership or validity of the Patents, the Licensed Know-How or the Product or any part thereof, and if IntelGenx shall become aware of any such third party, IntelGenx shall immediately notify RedHill of such, and IntelGenx undertakes to effect any payments required (including the payment of royalties or other compensation) to be made to such third party, and to hold RedHill harmless from, and indemnify RedHill against, any such claims or payments.

10.2.4           Additional Licenses. To the best of IntelGenx’ knowledge and other than as described in the [****], no additional licenses to any patents (including patents owned or controlled by third parties) or know how are required to develop, manufacture, use or sell the Product.

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11.         LIMITATION OF LIABILITY.

Except in the case of willful or fraudulent misrepresentation under Section 10 and indemnification for payments to third parties under Section 15, in no event shall either Party be liable to the other or any of its Affiliates for any consequential, incidental, indirect, special, punitive or exemplary damages (including, without limitation, lost profits, business or goodwill) suffered or incurred by such other Party or its Affiliates, whether based upon a claim or action of contract, warranty, negligence or tort, or otherwise, arising out of this Agreement.

12.         PATENTS

12.1         IP Ownership. All Product-related IP solely developed by IntelGenx either prior to the Effective Date, or at any time after the Effective Date, shall be owned by IntelGenx, and licensed to RedHill pursuant to the License exclusivity granted herein. Any Product-related IP that is jointly developed (including the use of any financing provided by RedHill) by the Parties will be jointly owned by the Parties (the “Joint IP”) and IntelGenx’ portion of same shall be included in the License granted hereunder. Notwithstanding the foregoing, each Party shall have the right to use such Joint IP in respect of Product other than the Product, provided that such other Product do not compete with the Product or with any other Product of the other Party; and provided further that neither party shall grant any exclusive rights to, or otherwise dispose of its portion of the Joint IP, without the prior written consent of the other party; other than (i) an assignment or transfer in connection with a merger of such Party or a sale of all or substantially all of its assets or shares and (ii) RedHill’s right to sublicense its portion of the Joint IP in the context of a sublicensing transaction under the License.

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12.2        Patent Prosecution And Maintenance

12.2.1           Prosecution. IntelGenx undertakes to prosecute and maintain the Patents using counsel of its choice in the jurisdictions to the extent such jurisdictions are decided after conferring with RedHill. IntelGenx will provide RedHill with copies of all relevant documentation so that RedHill will be informed of the continuing prosecution and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if RedHill has not commented upon such documentation in a reasonable time for IntelGenx to sufficiently consider RedHill’s comments prior to a deadline with the relevant government patent office, or IntelGenx must act to preserve the Patents, IntelGenx will be free to act without consideration of RedHill’s comments, if any. RedHill shall have the right but not the obligation to prosecute and maintain at RedHill’s discretion and expense the Patents in any jurisdiction as aforesaid as to which IntelGenx decides not to prosecute and maintain a Patent and IntelGenx undertakes to inform RedHill promptly, at least 30 days prior to expiry, if IntelGenx decides not to prosecute and maintain a Patent in any jurisdiction in order for RedHill to take such action.

12.2.2           RedHill’s Requests. IntelGenx shall use reasonable efforts to amend any Patent application to include claims or any other changes reasonably requested by RedHill to protect the Product contemplated to be sold under this Agreement. Moreover, IntelGenx will cooperate in the preparation, filing, prosecution, and maintenance of the Patents, including (a) promptly executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable RedHill to file, prosecute, and maintain the Patents in any country; and (b) promptly informing RedHill of matters that may affect the preparation, filing, prosecution, or maintenance of any Patents.

12.2.3           Patent Prosecution Costs. IntelGenx shall bear the costs of preparing, filing, prosecuting and maintaining all patent applications contemplated by Section 12.2.1, provided, however that RedHill shall pay all costs and expenses incurred in making amendments or changes required by RedHill, provided such amendments or changes have been expressly and specifically requested from IntelGenx in advance and in writing by RedHill and provided all such costs and expenses have been pre-approved in writing by RedHill. Costs associated with Joint IP patent applications shall be shared equally.

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12.2.4           Co-operation. The Parties will provide reasonable assistance to each other, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the prosecuting and maintaining Party to prosecute and maintain the relevant Patent.

12.3        Patent Enforcement

12.3.1           Infringement Notice. If IntelGenx or RedHill determines that any Patent is being infringed by a third party’s activities and that such infringement could affect the exercise of the License under this Agreement, it will promptly notify the other Party in writing. In addition, if IntelGenx or RedHill determines that any Licensed Know-How is being misappropriated by a third party’s activities and that such misappropriation could affect the exercise of the License under this Agreement, it will promptly notify the other Party in writing.

12.3.2            RedHill will have the sole, exclusive and first right but not the obligation to remove such infringement and/or misappropriation and to control all litigation to remove such infringement and/or misappropriation relating to the Product in the Field of Use, all as RedHill shall deem appropriate in its sole discretion. IntelGenx shall provide notice to RedHill of its decision to co-defend (i.e., equally share the costs resulting from the action) within sixty (60) calendar days from the date the relevant Proceeding (as hereinafter defined) becomes known to IntelGenx. In the event RedHill does, at its discretion, undertake any infringement or misappropriation action and IntelGenx does not co-defend, RedHill will provide IntelGenx with copies of all relevant documentation so that IntelGenx will be informed of the continuing action and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if IntelGenx has not commented upon such documentation in a reasonable time for RedHill to sufficiently consider IntelGenx’ comments prior to a deadline, or RedHill must act to preserve the action, RedHill will be free to act without consideration of IntelGenx’ comments, if any. Notwithstanding the foregoing, and/or any language to the contrary, RedHill shall not be permitted to settle any threatened, pending or completed action, suit, arbitration, or other alternate dispute resolution mechanism, or investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether civil, administrative, investigative or criminal including, without limitation, any appeal therefrom (collectively, “Proceeding”), or any claim, issue or matter therein, on behalf of IntelGenx, without the prior written consent of IntelGenx, such consent not to be unreasonably withheld, delayed or conditioned

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12.3.3           RedHill agrees to inform IntelGenx promptly if RedHill decides not to take infringement or misappropriation action or not to continue such action due to IntelGenx’ refusal to consent to a proposed settlement in order for IntelGenx to assume responsibility of infringement or misappropriation action to be taken as per IntelGenx’ discretion.

In the event IntelGenx does, at its discretion, undertake any infringement or misappropriation action, IntelGenx will provide RedHill with copies of all relevant documentation so that RedHill will be informed of the continuing action and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if RedHill has not commented upon such documentation in a reasonable time for IntelGenx to sufficiently consider RedHill’s comments prior to a deadline, or IntelGenx must act to preserve the action, IntelGenx will be free to act without consideration of RedHill’s comments, if any.

12.3.4           Co-operation. The Parties will provide reasonable assistance to each other, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the prosecuting Party to maintain the action.

12.3.5           Recovery. Any amounts recovered in connection with or as a result of any action contemplated by Sections 12.3.2 and 12.3.3, whether by settlement or judgment, will be used to reimburse the Parties for their reasonable costs and expenses in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses), and any remainder received by RedHill will be treated as Sublicense Sales Royalties and payments will be due in respect of same pursuant to this Agreement.

12.4        Patent Infringement

12.4.1           License. In the event that RedHill determines that the manufacturing, use or Commercialization of the Product or any other action authorized under the License or any part thereof, is such that it is commercially reasonable to seek a license to the intellectual property rights of any third party, RedHill shall, upon approval of the Steering Committee, be entitled to enter into negotiations with such third party in order to reach an agreement according to which RedHill shall obtain a license or other applicable right or a waiver from such party with respect to such intellectual property rights. In such event RedHill shall be entitled to deduct all the payments made to such third party from Net Sales and/or Sublicense Sale Royalties.

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12.4.2           Claim - Rights and Procedures. In the event that either IntelGenx or RedHill, become aware of any allegation or are sued by a third party that the development or Commercialization of the Product infringes upon any intellectual property rights of such third party (an “Infringement Allegation”), notice of an Infringement Allegation shall promptly be given to the other Party. In the event that IntelGenx is sued independently of RedHill, RedHill shall provide notice to IntelGenx of its decision to co-defend (i.e., equally share the costs resulting from the action) within sixty (60) calendar days from the date the relevant suit becomes known to RedHill. Provided that an Infringement Allegation is not the result of a breach of warranty or representation by IntelGenx, which shall be addressed as provided in Section 15.2 [Indemnification], any damages, losses and royalties or other amounts awarded to the counterparty or paid in settlement and/or incurred in connection with an Infringement Allegation shall be shared equally by the Parties.

12.4.3           In the event of an Infringement Allegation wherein IntelGenx is sued independently of RedHill, IntelGenx shall, at its sole discretion, have the first right to defend any such Infringement Allegation(s) using counsel of its choice. RedHill shall have the right but not the obligation to join IntelGenx in the suit as may be necessary or advisable, and RedHill will make available its employees and relevant records to assist in and to provide evidence for such suit. Should RedHill decide to join IntelGenx, all expenses, fees (including reasonable legal fees and expenses), damages, losses and royalties or other amounts paid in settlement and/or incurred in connection with the defense of any Infringement Allegation shall be shared equally by the Parties. In the event that IntelGenx is solely financially responsible for any Proceeding other than the defense of any Infringement Allegation, all royalties and/or other amounts paid in settlement, and/or recovered in connection with such shall be the sole benefit and/or responsibility of IntelGenx.

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12.4.4           Neither Party shall, without the consent of the other Party, enter into any settlement or compromise or consent to any judgment in respect of any claim and/or Proceeding related to rights licensed to RedHill under this Agreement, unless such settlement, compromise or consent includes an unconditional release of the other Party from all liability arising out of the claim, if any, and does not otherwise limit or impair the other Party’s rights.

13.         CONFIDENTIALITY

13.1        Disclosure and Use Restriction. The Parties agree that during the Term of this Agreement and thereafter, each Party will keep completely confidential and will not publish, submit for publication or otherwise disclose, and will not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information (as such term is defined below) received from the other Party.

13.2        Confidential Information. “Confidential Information” shall mean all information and know-how and any tangible embodiments thereof provided by or on behalf of one Party to the other Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, which may include data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the disclosing Party or to its present or future Product, sales, suppliers, customers, employees, investors or business. Notwithstanding the foregoing, information or know-how of a Party shall not be deemed Confidential Information of such Party for purposes of this Agreement if such information or know-how:

(i)          was already known to the receiving Party, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party;

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(ii)         was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to such receiving Party;

(iii)        became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such receiving Party through no fault of the receiving Party;

(iv)        was disclosed to such receiving Party, other than under an obligation of confidentiality or non-use, by a third party who had no obligation to the disclosing Party not to disclose such information or know-how to others; or

(v)         was independently discovered or developed by such receiving Party, as evidenced by their written records, without the use of Confidential Information belonging to the disclosing Party and prior to any subsequent disclosure by the receiving Party.

All Licensed Know-How shall be deemed to be Confidential Information of IntelGenx; provided that RedHill shall be entitled to disclose and use any Licensed Know-How in the exercise of its rights under this Agreement.

13.3        Authorized Disclosure. Notwithstanding the provisions of Section 13.1 above, a Party shall be entitled to disclose the Confidential Information of the other Party hereto to the extent that such disclosure is:

(i)          made in response to a valid order of a court of competent jurisdiction; provided, however, that such Party will first (to the extent practicably possible) have given notice to such other Party and given such other Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order;

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(ii)         otherwise required by law; provided, however, that the disclosing Party will provide such other Party with notice of such disclosure in advance thereof to the extent practicably possible and to the extent permitted, will redact from such disclosure the other party’s Confidential Information or designate the same as trade secret;

(iii)        made by such Party to any Regulatory Authority or Governmental Authority as necessary for the development or Commercialization of a Product, including the Product, in a country, as required in connection with any filing, application or request for Regulatory Approval or as required by applicable securities laws and regulations, subject to the limitations in Section 13.3(ii);

(iv)        made by such Party in connection with the performance of this Agreement, to Sublicensees, Affiliates, directors, officers, employees, consultants, representatives or agents, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement;

(v)         made by such Party in the course of submitting financial accounts to relevant authorities as per local statutory requirements or to existing or potential acquirers; existing or potential collaborators; investment bankers; existing or potential investors, merger candidates, partners, venture capital firms or other financial institutions or investors for purposes of obtaining financing; or, bona fide strategic potential partners; each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement; or

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(vi)        a general description of the Product made by a Party to its shareholders and to potential investors with the aim of securing the financing needed to continue the development of the Product.

14.         PRESS RELEASES

Press releases or other similar public communication by either Party relating to the terms of this Agreement (but not, for the avoidance of doubt, unless reference is made to the other Party or the terms of this Agreement, with respect to activities in exercise of its rights under this Agreement) will be approved in advance by the other Party, which approval will not be unreasonably withheld or delayed. Notwithstanding the foregoing, those communications required by applicable law, regulation or securities exchange rule (including, but not limited to, a public offering prospectus), disclosures of information for which consent has previously been obtained, and information of a similar nature to that which has been previously disclosed publicly with respect to this Agreement, will not require advance approval, but will be provided to the other Party as soon as practicable after the release or communication thereof. For the avoidance of doubt, the Parties may issue press releases regarding the fact that this Agreement has been signed and the nature of the agreement so long as they do not describe the specific provisions hereof without approval from the other party.

15.         INDEMNIFICATION

15.1        Indemnification of IntelGenx. RedHill will defend and hold IntelGenx and its directors, officers, employees and agents (“IntelGenx Parties”) harmless, from and against any and all liability, suits, investigations, claims or demands by a third party to the extent arising from or occurring as a result of or in connection with (a) the negligence or willful misconduct on the part of RedHill in performing any activity contemplated by this Agreement or (b) a breach by RedHill of any representations, warranties, or covenants set forth in this Agreement; except to the extent arising from the (i) negligence or willful misconduct on the part of an IntelGenx Party; or (ii) breach by IntelGenx of any representations, warranties or covenants set forth in this Agreement.

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15.2        Indemnification of RedHill. IntelGenx will defend and hold RedHill, its Affiliates, and their respective directors, officers, employees and agents (“RedHill Parties”), harmless, from and against any and all liability, suits, investigations, claims or demands by a third party to the extent arising from or occurring as a result of or in connection with (a) negligence or willful misconduct on the part of IntelGenx or (b) breach by IntelGenx of any representations, warranties, or covenants set forth in this Agreement, except to the extent the liability or loss arises from or occurs as a result of or in connection with (i) negligence or willful misconduct on the part of a RedHill Party; or (ii) breach by RedHill of any representations, warranties, or covenants set forth in this Agreement.

IntelGenx shall further be responsible for and shall indemnify and hold RedHill harmless in respect of:

15.2.1  All royalty and other payments required to be paid to other third parties in respect of the Product as a result of a claim by any of IntelGenx’ existing or former employees, consultants or shareholders, or any person named in IntelGenx’ patents or patent applications, or any person claiming it should have been named as an inventor in such patent applications.

15.3        Conditions to Indemnity. Each Party’s agreement to indemnify and hold the other harmless is conditioned upon the indemnified Party (i) providing written notice to the indemnifying Party of any claim, demand or action arising out of the indemnified activities within thirty (30) days after the indemnified Party has knowledge of such claim, demand or action, (ii) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such claim or demand, (iii) assisting the indemnifying Party, at the indemnifying Party’s expense, in the investigation of, preparation of and defense of any such claim or demand; and (iv) the indemnifying Party not compromising or settling such claim or demand without the indemnified Party’s prior written consent, unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified Party a complete release from all liability in respect of such claim or litigation; provided that, if the Party entitled to indemnification fails to promptly notify the indemnifying Party pursuant to the foregoing clause (i), the indemnifying Party shall only be relieved of its indemnification obligation to the extent it is prejudiced by such failure and provided further that the indemnified Party is not obligated to notify the indemnifying Party of claims, demands and/or actions made directly against the indemnifying Party only. Notwithstanding the foregoing, if in the reasonable judgment of the indemnified Party, such suit or claim involves an issue or matter which could have a materially adverse affect on the business, operations or assets of the indemnified Party, the indemnified Party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such indemnified Party may have at law or in equity.

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16.         TERM AND TERMINATION

16.1        Term. Unless earlier terminated in accordance with the provisions of this Article 16, the term of this Agreement (the “Term”) commences upon the Effective Date and will continue until terminated in accordance with the terms hereof.

16.2        Termination.

16.2.1           Termination for Breach. Failure by a Party to comply with any of its material obligations contained herein will entitle the Party not in default to give to the defaulting Party notice specifying the nature of the material breach, requiring the defaulting Party to make good or otherwise cure such material breach, providing specific actions that the defaulting Party could take to cure such material breach, and stating its intention to invoke the provisions of Section 16.2 if such material breach is not cured. If such material breach is not cured within 90 days after the receipt of such notice (or, if such material breach cannot be cured within such 90-day period, if the defaulting Party does not commence actions to cure such material breach within such period and thereafter diligently continue such actions), the Party not in default will be entitled, without limiting any of its other rights conferred on it by this Agreement (except as expressly set forth herein), to terminate this Agreement by providing written notice to the breaching Party.

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Notwithstanding anything to the contrary herein, in the event of IntelGenx’ material breach of this Agreement, and without derogating from any of RedHill’s other rights at law, RedHill shall have the right to continue all activities under the License granted herein and to continue utilizing the Patents and the Licensed Know-How for the exploitation of the License, with the right to set-off, from any sums due to IntelGenx hereunder, amounts equivalent to any damage caused to RedHill as a result of IntelGenx’ breach hereunder.

Notwithstanding anything to the contrary herein, in the event of termination of the Agreement by IntelGenx as a result of RedHill’s material breach of this Agreement, and without derogating from any of IntelGenx’ other rights at law, IntelGenx shall have the right to continue any and/or all activities contemplated in under and/or by this Agreement, terminate all rights granted to RedHill, continue utilizing the Patents and the Know-How for the exploitation of the Products, with the right to set-off, from any sums due to RedHill hereunder, amounts equivalent to any damage caused to IntelGenx as a result of RedHill breach hereunder.

16.2.2     Voluntary Termination. RedHill may forthwith terminate this Agreement upon the occurrence of any of the following events:

(a)	IntelGenx fails to perform any of its obligations hereunder or makes any material misrepresentation in this Agreement, which, if capable of being cured, has not been cured within 90 days after written notice by RedHill (in which RedHill specifies the nature of such failure or misrepresentation);

(b)          IntelGenx enters into any compromise with creditors or a general agreement for referral of payment with its creditor;

(c)          IntelGenx makes or suffers to be made any transfer to any person, trustee, receiver, liquidator, or referee for the benefit of creditors;

(d)          IntelGenx files a voluntary petition in bankruptcy; and

(e)          An involuntary petition in bankruptcy is filed against IntelGenx and not dismissed within 60 days of filing.

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16.2.3     Termination for Convenience. RedHill shall be entitled, in its sole discretion, to terminate this Agreement at any time on thirty (30) days written notice to IntelGenx, without the need to pay IntelGenx any compensation in respect of such termination, in which case the License granted under this Agreement shall immediately terminate and, except as permitted in Section 16.3.1, RedHill will immediately cease any and all development and other activities regarding the Product. IntelGenx shall have no right to terminate this Agreement other than for cause in accordance with the provisions of Section 16.2.1 above or in accordance with Section 16.2.4 below. Payment obligations by RedHill under this Agreement incurred or accrued prior to the termination would remain in effect until completed.

16.2.4     IntelGenx shall in furtherance of and in addition to the provisions of Section 16.2.1 above, be entitled, in its sole discretion, to terminate this Agreement upon the occurrence of any of the following events:

(a)          RedHill fails to perform any of its obligations hereunder or makes any material misrepresentation in this Agreement, which has not been cured within 90 days after written notice by IntelGenx (in which IntelGenx specifies the nature of such failure or misrepresentation);

(b)          RedHill enters into any compromise with creditors or a general agreement for referral of payment with its creditor;

(c)          RedHill makes or suffers to be made any transfer to any person, trustee, receiver, liquidator, or referee for the benefit of creditors;

(d)          RedHill files a voluntary petition in bankruptcy; and

(e)          An involuntary petition in bankruptcy is filed against RedHill and not dismissed within 60 days of filing.

16.3        Consequences of Termination

16.3.1           License. Upon early termination of this Agreement, all rights granted to RedHill under Section 2.1 will, subject to the second paragraph of Section 16.2.1, terminate; provided that RedHill shall have a period of 180 days after the date of termination to sell-off all previously made Product, subject to Royalties and Sublicense Sale Royalties on such sales being duly paid to IntelGenx. Upon termination of this Agreement all sublicenses granted by RedHill shall, at IntelGenx’ sole discretion, either terminate or, unless termination is due to breach by IntelGenx or pursuant to Section 16.2.2, be automatically transferred to IntelGenx upon written request from IntelGenx if permitted under the terms of the sublicense. For the greater certainty, any agreement with a Sublincensee shall be consistent with this Agreement.

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16.3.2           Continuation following IntelGenx’ Bankruptcy. The Parties agree that in the event that IntelGenx makes a filing under bankruptcy or similar laws in any jurisdiction, RedHill shall have the protection afforded to the licensee under the United States Bankruptcy Code, including but not limited to, the protections set forth in 11 U.S.C §365(n) or its equivalent in any other jurisdiction which allows the licensee, upon rejection of the license agreement by the debtor-licensor or its representative, the option to either retain the licensee’s rights in the intellectual property under the existing contract while continuing to pay royalties, or to treat the executory contract as terminated.

16.3.3           Return of Information and Materials. Upon early termination of this Agreement, each Party will return to the other all Confidential Information of the other Party (except one copy of which may be retained for archival and compliance purposes), RedHill will return to IntelGenx or its designee all Licensed Know-How and any other tangible materials received by RedHill under this Agreement and RedHill will further waive and actively deregister or assign as requested by IntelGenx, all Patent right registrations made hereunder.

16.3.4           Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

16.3.5           Survival. Sections 9, 11, 13, 15, 16.3 and 17.3 of this Agreement will survive expiration or termination of this Agreement for any reason.

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17.         MISCELLANEOUS

17.1        Assignment. Without the prior written consent of the other Party hereto, neither Party will sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that (i) either Party hereto may assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of the other Party to any Affiliate, or to any third party successor in interest with which it has merged or consolidated, or to which it has transferred all or substantial part of its assets or stock to which this Agreement relates. Any purported assignment or transfer in violation of this Section 17.1 will be void ab initio and of no force or effect.

17.2        Severability. Should any term or provision of this Agreement be or become invalid or unenforceable or should this Agreement contain an omission, the validity or enforceability of the remaining terms or provisions shall not be affected. In such case, subject to the next following sentence, the Parties shall immediately commence to negotiate in good faith in order to replace the invalid or unenforceable term or provision by such other valid or enforceable term or provision which comes as close as possible to the original intent and effect of the invalid or unenforceable term or provision, or respectively, to fill the omission by inserting such term or provision which the Parties would have reasonably agreed to, if they had considered the omission at the date hereof. In the event that any term or provision as aforesaid is invalid, void or unenforceable by reason of its scope, duration or area of applicability or some similar limitation as aforesaid, then the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision so that they shall be enforceable to the maximum scope, duration, area or applicability permitted by applicable law which shall not exceed those specified in this Agreement or to replace such term or provision with a term or provision that comes closest to expressing the intention of the invalid or unenforceable term or provision

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17.3        Governing Law. This Agreement shall be governed by and construed in accordance with English law, without reference to any rules of conflicts of laws. Except as expressly otherwise provided in this Agreement, the courts of London, England shall have exclusive jurisdiction of any dispute arising out of or relating to the interpretation of any provisions of this Agreement, or the failure of any Party to perform or comply with any obligations or conditions applicable to such Party pursuant to this Agreement; provided that disputes as expressly set forth in Sections 4.4 and 5.7 above shall be settled by arbitration in accordance with the terms set forth hereunder.

The place of arbitration of any dispute shall be London, England. The arbitrator shall be a person mutually agreed upon by both Parties and with relevant experience in the pharmaceutical industry. In the absence of agreement as to the identity of the arbitrator within 7 days, each Party shall propose the other a candidate to serve as an arbitrator and the other Party shall have to agree or reject and if rejected, provide detailed explanation for such rejection. This mechanism shall be repeated 3 times but not longer than 45 days. If upon the expiry of 45 days, the Parties have still not agreed on a certain arbitrator, then the arbitrator shall be appointed by the Chairman of the English Bar Association, provided that, with respect to scientific or regulatory disputes based on “deadlock” within the Steering Committee, the appointed arbitrator must have relevant experience in the pharmaceutical industry. Any award rendered by the arbitrator shall be final and binding upon the Parties. Notwithstanding, if a Party shall be in the opinion that certain resolution of the arbitrator might have adverse effects on patients then such party shall be entitled to apply to the authorities to receive their opinion on such matter. The arbitrator shall be bound by the substantive law of England and be liable to give written grounds for its decision. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Each Party shall pay its own expenses of arbitration, and the expenses of the arbitrator shall be equally shared between the Parties, unless the arbitrator assesses as part of their award all or any part of the arbitration expenses of a Party (including reasonable attorneys’ fees) against the other Party.

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This Section 17.3 shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by the other Party, which would cause irreparable harm to the first Party.

The execution of this Agreement shall constitute the execution of an arbitration deed.

17.4        Notices. All notices or other communications that are required or permitted hereunder will be in writing and delivered personally with acknowledgement of receipt, sent by electronic mail (provided receipt is acknowledged), facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to IntelGenx, to:

IntelGenx Corp.

6425 Abrams
Ville St-Laurent (Quebec) H4S 1X9

Canada

Fax: +1 514-331-0436

If to RedHill, to:

RedHill Biopharma Ltd.

42 Givati St.

Ramat Gan 52232

Israel

Fax: +972 (3) 725 5723

or to such other address as the Party to who notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication will be deemed to have been given (i) when delivered, if personally delivered, (ii) on the business day (on the receiving end) after dispatch, if sent by nationally-recognized overnight courier (third business day if sent internationally), (iii) on the third business day following the date of mailing, if sent by mail (fifth business day if sent internationally) and (iv) on the first business day (on the receiving end) after being sent by facsimile or by if sent by electronic mail followed by facsimile. It is understood and agreed that this Section 17.4 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

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17.5        Entire Agreement; Modifications. This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto, including the term sheet executed between the Parties dated April 19, 2010, are superseded hereby,. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

17.6        Relationship of the Parties. It is expressly agreed that the Parties will be independent contractors of one another and that the relationship between the Parties will not constitute a partnership, joint venture or agency.

17.7        Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. Any such waiver will not be deemed a waiver of any other right or breach hereunder.

17.8        Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

17.9        No Third Party Beneficiaries. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

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17.10      Further Assurances. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary to carry out the provisions and purposes of this Agreement.

17.11      Force Majeure. Neither party shall be responsible to the other for failure or delay in performing any of its obligations under this Agreement or for other non-performance hereof but only to the extent that such delay or non-performance is occasioned by a cause beyond the reasonable control and without fault or negligence of such party, including, but not limited to earthquake, fire, flood, explosion, discontinuity in the supply of power, court order or governmental interference, act of God, strike or other labor trouble, act of war or terrorism and provided that such party will inform the other party as soon as is reasonably practicable and that it will entirely perform its obligations immediately after the relevant cause has ceased its effect. If any such force majeure event continues for a continuous period of 12 months, the Party whose performance is not prevented by such event may terminate this Agreement with immediate effect by providing the other Party with written notice.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

IntelGenx Corp.	RedHill Biopharma Ltd.

Signature:	/s/ Horst G. Zerbe	Signature:	/s/ Dror Ben-Asher, /s/ Ori Shilo

Name:	Horst G. Zerbe	Name:	Dror Ben-Asher; Ori Shilo

Title:	President & CEO	Title:	CEO ; VP Finance & Operation

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IntelGenx Technologies Corp (“Parent Guarantor”), hereby guarantees, absolutely and unconditionally, the timely and complete performance by IntelGenx Corp. of the obligations of IntelGenx Corp., and the payment by IntelGenx Corp. of the amounts required to be paid by IntelGenx Corp., in each case as provided for in this Agreement and hereby agrees to pay any and all reasonable expenses (including reasonable attorneys' fees and disbursements) which may be paid or incurred by RedHill Biopharma Ltd. in enforcing any rights with respect to, or collecting against, Parent Guarantor or IntelGenx Corp. Parent Guarantor agrees that this constitutes a guarantee of payment and not of collection, and RedHill Biopharma Ltd. shall not be obligated to initiate, pursue or exhaust any form of recourse or obtain any judgment against IntelGenx Corp or others or to realize upon or exhaust any collateral security held by or available to RedHill Biopharma Ltd. before being entitled to payment from Parent Guarantor. The liability of Parent Guarantor shall not be limited, diminished or affected by (i) any failure by RedHill Biopharma Ltd. to file or enforce any claim against IntelGenx Corp or others (in administration, bankruptcy or otherwise), or (ii) any other circumstance which might otherwise constitute a legal or equitable discharge of a guarantor. Parent Guarantor waives diligence, presentment, protest, notice of dishonor or protest or default, demand for payment upon IntelGenx Corp or the undersigned, notice of acceptance, and all other notices and demands whatsoever. The guarantee set forth herein is a continuing guarantee, and it will not be discharged until, and will remain in full force and effect until, performance or payment in full of all actions and other obligations of IntelGenx Corp provided in this Agreement or, if earlier, termination of this Agreement in accordance with its terms. Notwithstanding the foregoing, IntelGenx Technologies Corp. shall only act as guarantor for IntelGenx Corp. in the event that RedHill completes and prevails in the arbitration procedure set forth in Section 17.3.

IntelGenx Technologies Corp.

Signature:	/s/ Horst G. Zerbe

Name: Horst G. Zerbe

Title: President & CEO

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Annex A: INTELGENX Patents

US Patent 6231957

US Patent 6660292

US Patent 7132113

US Provisional Application US61/267626

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ANNEX B INTELGENX LICENSED KNOWHOW

Includes, but is not limited to, the following documents:

1.	[****] Immediate Release Film

2.	Disintegration and Dissolution Time

3.	Film Scale-up Info Package

4.	Film General Characteristics

5.	Method of Analysis

6.	Manufacturing Information

7.	Testing Information

8.	Dissolution Studies

9.	Physical Characteristics

10.	Clinical Study Report

11.	Pilot Bio Summary

12.	Description and Composition Summary

13.	Protocol for Pilot BA Study

14.	Packaging Information

15.	CRBIO Data Report

16.	CRBIO Report Riza

17.	Clinical Formation and Optimazation Process

18.	Stability Data-Binary Mixtures

19.	Dissolution Studies (pH=1.2)

20.	pH data and saliva formulation

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ANNEX 4.2

[****]

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